Exhibit 10.3
August 24, 2012
Michael Parham
1917 10th Ave. W.
Seattle, WA 98119
Dear Michael:
I am extremely pleased to offer you a promotion to the position of Senior Vice President & General Counsel. In this new role, you will continue to report directly to me. The effective date of this promotion will be the pay period beginning August 16, 2012.
Your responsibilities will continue to be as directed by Real and myself. This position continues as a full-time, exempt, regular position. You will accrue vacation and sick leave at the same rate you did before. Your benefits will continue uninterrupted, unless you change your work hours from full-time to something less.
You will be paid a salary, which is equivalent on an annualized basis to $260,000.00 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures.
You remain eligible to participate in Real's Executive Management Bonus Plan; however your new annual target shall be 45% of your new base salary or $117,000.00 for an annualized total compensation target of $377,000.00. For the 2012 plan year, your eligibility in the Executive MBO Incentive Plan will be pro-rated based on full months' eligibility. Eligible employees promoted after the first of the month will not begin proration of the new bonus target until the first day of the next month.
For the 2012 plan year, your annual bonus will be prorated as follows:

•	For the period Jan 1- August 31, your annual target for the 2012 plan year was 20% of your then current base salary, so 8/12th of a full year's target is $29,533.00.

•	For the period Sept 1- Dec 31, your annual target for the 2012 plan year will be 45% of your new salary, so 4/12th of a full year's target is $39,000.00 for a 2012 blended target of $68,533.00.
You will also earn equity in RealNetworks under the terms of RealNetworks 2005 Stock Incentive Plan. Subject to and effective upon the commencement of your promotion and the approval of the Compensation Committee of RealNetworks Board of Directors ("Compensation Committee"), you will receive a grant of stock options for the purchase of 70,000 shares of RealNetworks Common Stock, which will begin vesting on the first day of your new position, and will be subject to all other provisions contained in the Plan. These stock options will fully vest after four years of continuous employment.
You will also receive a grant of 10,000 restricted stock units (RSUs), also subject to Compensation Committee approval, which will begin vesting on the first day of your new position, and will fully vest after four years of continuous employment. These RSUs will also be subject to all other provisions contained in the Plan. Both your stock options and your RSUs will be granted by the Compensation Committee of RealNetworks Board of Directors no later than ten business days after the effective date of your promotion (the "Grant Date"). The exercise price of the stock options granted to you shall be equal to the fair market value of RealNetworks Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of RealNetworks Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.
Additionally, you will also receive a Performance Restricted Share Unit (PRSU) target grant of 50,000 PRSUs, which if earned over the performance period ending December 31, 2013 will vest upon completion of the performance goal which will be evaluated in early first quarter 2014. This PRSU award is subject to your performance and continued employment through the vesting date and subject to applicable tax withholdings. The details of your PRSU grant will be provided within 45 days of your promotion start date under separate cover.
You will continue to be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.
In the event that RealNetworks terminates your employment without "cause" (as defined in Exhibit A), and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you with a lump sum payment equal to twelve (12) months of your then current base salary on the payment terms set forth in this letter.
In addition to the severance benefit offered above, in the event of a "Change in Control", the Company agrees to provide you certain benefits as set forth in its Change of Control and Severance Agreement to be effective as of your start date, which agreement will be provided under separate cover shortly.
Our employment relationship will be terminable at will, which means that either you or RealNetworks may terminate your employment at any time and for any reason or no reason, subject only to the provision above to make certain payments if RealNetworks terminates your employment for reasons other than cause.
REAL PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN,

CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.
This letter and the newly executed Development, Confidentiality and Noncompetition Agreement attached herein, and the RealNetworks, Inc. 2005 Stock Incentive Plan, contain the entire agreement between you and Real relating to your new job. This letter may not be modified except in writing signed by both you and Real. Any disputes regarding this letter or your employment with Real shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter is deemed to be invalid or unenforceable, at Real's option, the remaining terms shall continue in full force and effect. You agree to keep the terms of this letter and your offer strictly confidential and not to disclose them to anyone other than your spouse or partner, tax advisors and attorneys, provided you first obtain their agreement to keep the terms confidential.
If you have questions about this letter, please let me know.
This offer reflects our appreciation for your past contributions and our commitment to your continued career growth and success at RealNetworks.
Sincerely
/s/ Rob Glaser
Rob Glaser
Interim Chief Executive Officer
RealNetworks, Inc.
I have read and agree to the terms my promotion contained in this letter and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the promotion offer made to me by RealNetworks, Inc. on this date.
Michael Parham: /s/ Michael Parham     Date:    08/24/12

Exhibit A
Definition of "Cause"
For purposes of this letter, "cause" will mean the occurrence of any of the following: 1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to RealNetworks; (2) your substantial and continuing failure after written notice thereof to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty involving RealNetworks or any of its subsidiaries, resulting in any case in material harm to RealNetworks; or (4) your violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries, resulting in material harm to RealNetworks.
Release and Section 409A
The receipt of any severance benefits pursuant to this letter will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by RealNetworks I (the "Release") and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the "Release Deadline"). If you do not execute the Release on or prior to the date set forth in the Release for you to consider it, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest on the first payroll date after the Release becomes effective and irrevocable.
It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements ("Section 409A") so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and RealNetworks agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, "Deferred Compensation") or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a "separation from service" within the meaning of Section 409A. However, unless a later date is required by the next sentence, any severance payments or benefits under this letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service and any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for this sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. Further, if at the time of your termination of employment, you are a "specified employee" within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier.